Exhibit 99.3

January 23, 2011

Mr. Ken Kenworthy

GMX Resources Inc.

One Benham Place, Suite 600

9400 North Broadway

Oklahoma City, OK 73114

Dear Mr. Kenworthy:

Pursuant to your request, MHA Petroleum Consultants, Inc. (MHA) has prepared an estimate of the reserves and income attributable to certain oil and gas properties owned by GMX Resources Inc. (GMX) as of December 31, 2010. The subject properties are located in the states of Texas, Louisiana, and New Mexico.

The reserve and income data have been estimated using the Securities and Exchange Commission technical guidelines, as modified at year-end 2009. Forecast oil and gas prices and all operating costs remain constant for the life of the wells. Reserve estimates and cash flow estimates are dependent on the pricing and cost parameters used in the report. Future variations in the pricing and cost parameters will cause variations in the reserve and cash flow estimates reported in the evaluation. The results of this study are summarized below.

GMX Resources Inc.

Reserves and Net Income – As of December 31, 2010

Non-Haynesville Properties

Reserve Category	Gross Oil MBBLS	Gross Gas MMCF	Net Oil MBBLS	Net Gas MMCF	BFIT Net Income M$	BFIT Net Income Disc @10% M$
Proved Developed Producing	1,530.4	122,598.6	702.8	53,236.4	125,199.8	71,855.7
Proved Non Producing	59.1	2,147.9	34.4	1,097.8	2,846.0	1,375.4
Proved Behind Pipe	775.4	49,228.3	483.6	23,563.0	89,384.6	24,777.2
Total Proved	2,364.9	173,974.8	1,220.8	77,897.2	217,430.4	98,008.3

Numbers in the above table may not exactly match economic output due to rounding.

730 17th Street, Suite 410        Denver, Colorado 80202    USA        Telephone: 303-277-0270        Fax: 303-277-0276

The future net revenue in this report was based on net hydrocarbon volume sold multiplied by the appropriate price. Expenses include severance and ad valorem taxes, and the normal cost of operating the wells. Future net cash flow is future net revenue minus expenses and any development costs. The future net cash flow has not been adjusted for outstanding loans, which may exist, nor does it include any adjustments for cash on hand or undistributed income. No attempt has been made to quantify or otherwise account for any accumulated gas production imbalances that may exist.

Reserve Estimates

Reserve estimates included in this study were assigned on the basis of the Securities and Exchange Commission definitions (as of year-end 2009). These definitions are included in the section of this report titled Reserve Definitions.

The reserve estimates included in this study were estimated by performance methods, volumetric methods and comparisons with analogous wells, where applicable. The reserves estimated by the performance method utilized extrapolations of historical production data.

At GMX’s request, only those reserves for wells completed in reservoirs other than the Haynesville are included in this report.

Prices and Costs

The hydrocarbon prices used in the report are averages from the first day of the month for the 12 months of 2009. These values are shown in the table below.

Year	Oil Price $/Bbl	Gas Price $/MMBTU
2010 and later	$79.43	$4.38

Adjustments to the pricing shown were made at a lease level based on differentials to the posted prices due to hydrocarbon quality, transportation fees, contract terms, etc.

Operating costs used in the report were provided by GMX. Adjustments were made if applicable to reflect changing well counts in unitized fields. All operating costs were held constant over the life of the properties with no future escalation. These costs were not independently verified by MHA, but were checked for reasonableness.

Development costs used in the report were provided by GMX and are based on internal authority for expenditures (AFE’s) for the development projects or actual costs for similar development projects. These costs were not independently verified by MHA, but were checked for reasonableness.

Production taxes were applied per current regulatory standards, including credits given for Cotton Valley and Haynesville wells referred to as “high cost gas wells”. These are wells that are considered “tight formation gas wells” with drilling and completion costs in excess of the median value as defined by the State of Texas.

Mr. Ken Kenworthy

January 23, 2011

Abandonment costs net of salvage value were included in the runs, and were incurred at the end of the economic life of each well. No deductions were made for indirect costs such as loan repayments, interest expenses, and exploration and development prepayments.

Statement of Risk

The accuracy of reserve and economic evaluations is always subject to uncertainty. The magnitude of this uncertainty is generally proportional to the quantity and quality of data available for analysis. As a well matures and new information becomes available, revisions may be required which may either increase or decrease the previous reserve assignments. Sometimes these revisions may result not only in a significant change to the reserves and value assigned to a property, but also may impact the total company reserve and economic status. The reserves and forecasts contained in this report were based upon a technical analysis of the available data using accepted engineering principles. However, they must be accepted with the understanding that further information and future reservoir performance subsequent to the date of the estimate may justify their revision. It is MHA’s opinion that the estimated proven reserves and other reserve information as specified in this report are reasonable, and have been prepared in accordance with generally accepted petroleum engineering and evaluation principles, as set forth in the Standards Pertaining to the Estimating and Auditing of Oil and Gas Reserve Information, promulgated by the Society of Petroleum Engineers. Notwithstanding the aforementioned opinion, MHA makes no warranties concerning the data and interpretations of such data. In no event shall MHA be liable for any special or consequential damages arising from GMX’s use of MHA’s interpretation, reports, or services produced as a result of its work for GMX.

Neither MHA, nor any of our employees have any interest in the subject properties and neither the employment to do this work, nor the compensation, is contingent on our estimates of reserves for the properties in this report.

This report was prepared for the exclusive use of GMX and will not be released by MHA to any other parties without GMX’s written permission. Should GMX choose to release this report to any party for the purpose of publication and/or distribution, GMX must obtain a written release from MHA. The data and work papers used in the preparation of this report are available for examination by authorized parties in our offices.

It was a pleasure performing this work for GMX. If you have any questions regarding this evaluation or if additional information is needed, please contact me at this office.

Sincerely

John W. Arsenault

Mr. Ken Kenworthy

January 23, 2011